DESCRIPTION OF SECURITIES
The following is a summary of information concerning our capital stock and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”), each of which are included exhibits to this Annual Report on Form 10-K.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Dividends
Subject to prior dividend rights of the holders of shares of preferred stock, if any, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose.
Voting Rights
Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. In an uncontested election for Board members, the Board members are elected by the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. In a contested election, the Board is elected by a plurality of shares present in person or by proxy and entitled to vote. There is no provision for cumulative voting with regard to the election of directors.
Certain supermajority vote requirements apply to stockholder voting, as described below.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of shares of preferred stock, if any, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders.
Other Rights
The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not entitled to preemptive rights.

Preferred Stock
Our Board, without further action by the holders of our common stock, may issue shares of our preferred stock. Our Board is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law
Certain provisions of our Certificate of Incorporation and Bylaws and of Delaware law may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our company (including, without limitation, changes to our board or management). These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. The provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.
Board Classification
Our Certificate of Incorporation and Bylaws provide that our Board is divided into three classes. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders.
Size of Board and Vacancies; Removal
Our Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed exclusively by a resolution adopted by the affirmative vote of a majority of the entire Board, subject to the rights of the holders of preferred stock, if any. Subject to the terms of any one or more classes or series of preferred stock, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Subject to the rights, if any, of the holders of shares of preferred stock, any director or the entire Board of Directors may only be removed from office for cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors.
Elimination of Stockholder Action by Written Consent
Our Certificate of Incorporation and Bylaws expressly eliminate the right of our stockholders to act by written consent.
Stockholder Meetings
Under our Certificate of Incorporation and Bylaws, only our Chairman of the Board or our Chief Executive Officer may call special meetings of our stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws provide advance notice requirements and procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

Supermajority Voting
Our Certificate of Incorporation provides that amendments to provisions in the Certificate of Incorporation relating to specified matters, including the general powers of the Board, the number, classes and tenure of directors, filling vacancies on the Board, removal of directors, limitation of liability of directors, indemnification of directors and officers, special meetings of stockholders, stockholder action by written consent, and the supermajority amendment provision of the Certificate of Incorporation will require the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors.
Our Certificate of Incorporation and Bylaws provide that amendments to the Bylaws may be made by either the affirmative vote of at least a majority of the entire Board or by the affirmative vote of holders of at least two-thirds of outstanding shares of voting power of shares entitled to vote at an election of directors, except that unless approved by a majority of the entire Board, the affirmative vote of holders of at least 80% of the voting power of shares entitled to vote at an election of directors is required to amend provisions of the Bylaws relating to specified matters, including special meetings of stockholders, stockholder action by written consent, organization and conduct of stockholder meetings, advance notice requirements for business to be transacted at stockholder meetings, nomination of directors, the number, classes and tenure of directors, filling vacancies on the Board, resignations and removals of directors, indemnification of officers, directors and others, and the supermajority amendment provision of the Bylaws.
Undesignated Preferred Stock
The authorization in our Certificate of Incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.
Delaware Business Combination Statute
The Company is subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board, and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.

NYSE Listing
Our common stock is listed on the New York Stock Exchange under the ticker symbol “TDC.”